Exhibit 99.1

[LOGO OF MICROMUSE]

For information contact:
Kristin Jordahl
VP, Corporate Communications
(415) 343-7636
kristin.jordahl@micromuse.com

DECEMBER 13, 2002

MICROMUSE CHAIRMAN & CEO GREG BROWN NAMED PRESIDENT & CEO OF MOTOROLA’S COMMUNICATIONS, GOVERNMENT, & INDUSTRIAL SOLUTIONS SECTOR

Company Expects to Meet or Exceed Current First Call Consensus Estimates for the Quarter Ending December 31st

SAN FRANCISCO – Micromuse Inc. (NASDAQ: MUSE), the leading provider of service and business assurance software, announced today that effective December 31, 2002, Greg Brown is resigning as Chairman and Chief Executive Officer. Simultaneous with this announcement, Motorola Inc. announced today that Mr. Brown has been named Executive Vice President of Motorola Inc. and President and CEO of Motorola’s Communications, Government, and Industrial Solutions Sector (CGISS). Mr. Brown will retain his seat on the Micromuse Board of Directors. Dave Schwab, who has served on Micromuse’s Board of Directors since 1996 and is a General Partner at Sierra Ventures, will assume the role of non-executive Chairman of the Board of Micromuse on January 1, 2003.

Micromuse’s Senior Vice President and Chief Financial Officer, Mike Luetkemeyer, will retain his CFO responsibilities and assume the role of Micromuse CEO on an interim basis starting January 1, 2003.

Micromuse also announced today that the company expects to meet or exceed current First Call consensus estimates for revenue and pro forma earnings per share in the quarter ending December 31, 2002.

“During his successful tenure as Micromuse’s CEO, Greg Brown has built a highly effective management team, a loyal global customer base, and a powerhouse sales and channel program. I am incredibly pleased for Greg and believe that his appointment as President and CEO of one of Motorola’s largest sectors justly rewards his accomplishments and reflects very positively on Micromuse,” said board member Dave Schwab. “My board colleagues and I are proud of our longstanding association with a company that has established a solid financial track record and achieved such a clear, sustained leadership role in the market. We look forward to supporting Mike Luetkemeyer and the senior management team through this transition period.”

“The superb quality and professionalism of the Micromuse team and the continuing success we have enjoyed as a leading provider of infrastructure software have contributed to making my tenure at Micromuse an incredibly rewarding experience,” said Greg Brown, Micromuse Chairman and CEO. “I’m grateful to have been given the opportunity to serve as Micromuse’s chief executive for nearly four years. I’m also very pleased that as a result of business we’ve already closed this quarter, my transition is occurring in tandem with the expectation that Micromuse will meet or exceed current quarter estimates.”

According to Mike Luetkemeyer, Micromuse’s Senior Vice President and CFO, “I want to extend my personal thanks and congratulations to Greg, whose mature and confident leadership has shaped Micromuse into a company that is extremely well-positioned to achieve its long-term growth and profitability goals. In light of Micromuse’s market opportunity, powerful Netcool® brand, and blue-chip customer base, I’m particularly excited about the expanded challenges and responsibilities of serving as the company’s interim CEO.”

Mike Luetkemeyer joined Micromuse as Senior Vice President and CFO in October of 2001. Mr. Luetkemeyer, 53, has held a variety of senior finance positions throughout his career, including more than ten years with General Electric, where he served with GE Aerospace, GE Semiconductor and GE Plastics. More recently, he was the CFO at Aprisma Management Technologies, a network management software provider. Prior to that, he was CFO at Electronic Retailing Systems, a technology start-up, and at Rawlings Sporting Goods, a provider of sports equipment.

Conference Call, Webcast, and Replay Information

Micromuse will host a conference call and simultaneous webcast on Friday, December 13, 2002 at 2:00 PM ET, 11:00 AM PT to provide further details on today’s announcement. The call will be available to the general public by dialing 888-423-3268 (domestic) or 612-288-0337 (international). A live webcast of the conference call will be available at: http://investor.saba.com/ireye/ir_site.zhtml?ticker=MUSE&script=1010&item_id=690431 or via a link from the Micromuse web site at http://www.micromuse.com. A replay of this conference call will be available by dialing 800-475-6701 (domestic) or 320-365-3844 (international) and entering access code 665295. The replay will be available from Friday, December 13 at 5:30 PM ET until Friday, December 27 at 11:59 PM ET. The replay will also be available as an archived audio file at http://www.micromuse.com.

About Micromuse
Micromuse Inc. (Nasdaq: MUSE) is the leading provider of service and business assurance software solutions. The Netcool® software suite provides organizations with the assurance that their IT systems are supporting and driving profits 24 hours a day. Unlike traditional infrastructure management systems, Netcool solutions provide realtime end-to-end visibility and accurate troubleshooting from a business perspective. Such business intelligence allows organizations to respond to problems quickly, streamline workflow processes and improve business uptime. Micromuse customers include AT&T, BT, Cable & Wireless, Charles Schwab, Deutsche Telekom, Digex, EarthLink, GE Appliances, ITC^DeltaCom, J.P. Morgan Chase, T-Mobile and Verizon. Headquarters are located at 139 Townsend Street, San Francisco, Calif. 94107; (415) 538-9090. The Web site is at www.micromuse.com.

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Micromuse and Netcool are registered trademarks of Micromuse Ltd. All other trademarks and registered trademarks in this document are the properties of their respective owners. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties.

The factors that could cause actual future results to differ materially from the forward-looking statements include the following: fluctuations in customer demand; the risks associated with the expansion of the Company’s distribution channels; the risk of new product introductions and customer acceptance of new products; the rapid technological change which characterizes the Company’s markets; the risks associated with competition; the risks associated with international sales as the Company expands its markets; and the ability of the Company to compete successfully in the future, as well as other risks identified in the Company’s Securities and Exchange Commission Filings, including but not limited to those appearing under the caption “Risk Factors” in the Company’s most recent Quarterly Reports on Form 10-Q and on Form 10-K on file with the Securities and Exchange Commission and available on the Company’s Web site.